Paulson Capital Corp. Reports Second Quarter Results

PORTLAND, OR -- (Marketwire - August 13, 2010) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net loss for the three months ended June 30, 2010 of $377,712 (or ($0.06) per share) versus net earnings for the same period 2009 of $1,863,673 (or $0.31 per share). Revenues for the three months totaled $4,758,722 versus $6,607,001 for the like period in 2009. For the six months ended June 30, 2010, the company reported a net loss of $617,776 (or ($0.11) per share) versus a profit of $1,041,918 (or $0.18 per share) for June 30, 2009. Revenues for June 30, 2010 totaled $9,530,577 versus $9,342,770 for the same period in 2009.

Chester L.F. Paulson, Chairman, stated:

"The markets continue to be challenging. The Dow and Nasdaq composites decreased 6.3% and 7% respectively during the first half of 2010 and 10% and 12% respectively between March 31, 2010 and June 30, 2010. These decreases significantly impacted the stocks in which we make a market and offset the positive moves made in investment banking and in retail. We continue to stay the course and hope that the overall economic climate improves."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010